Exhibit 10.1

SEVERANCE AGREEMENT

This Severance Agreement (the “Agreement”) is made as of this 2nd day of January, 2013 by and between American Superconductor Corporation (the “Company”), and Susan J. DiCecco (the “Executive”).

WHEREAS, the Executive currently serves as the Company’s Senior Vice President, Corporate Administration;

WHEREAS, the Company and the Executive believe that it is in their mutual best interests for the Company to terminate the Executive’s employment effective December 31, 2012 (the “Termination Date”), as part of the Company’s current restructuring;

WHEREAS, the Executive and the Company are parties to an Executive Severance Agreement dated September 8, 2009 (“Executive Agreement”) and an offer letter dated July 7, 2000 (the “Offer Letter”);

WHEREAS, the Executive and the Company believe that it is in their mutual interests to terminate the Executive Agreement and Offer Letter and secure the benefits in accordance with this Agreement;

WHEREAS, the Executive holds 38,800 shares of time-based restricted stock awards issued to her under the Company’s 2007 Stock Incentive Plan, as amended, which pursuant to their terms will be forfeited to the Company on the Termination Date;

WHEREAS, as part of this Agreement, on December 27, 2012, the Company received authorization from the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) to (i) make an award of 38,800 restricted stock units under the Company’s 2007 Stock Incentive Plan, as amended (which is equal to the number of shares of time-based restricted stock awards being forfeited on the Termination Date), with each such restricted stock unit representing the right to receive one share of common stock, $0.01 par value per share of the Company (the “Common Stock”) , (ii) provide for the accelerated vesting of certain outstanding options to purchase 58,000 shares of Common Stock held by the Executive as set forth in Paragraph 1(d)(i) below, and (iii) extend the exercise date of certain outstanding options to purchase 69,333 shares of Common Stock held by the Executive as set forth in Paragraph 1(d)(ii) below;

WHEREAS, the Company also has agreed to offer the Executive the Severance Benefits (as defined below) set forth in Paragraph 1 below, provided that she signs and returns this Agreement to John Powell at the Company no earlier than the Termination Date but no later than February 14, 2013 and does not revoke it as set forth in Paragraph 13 below;

WHEREAS, if the Executive does not sign and return this Agreement by February 14, 2013, then (i) the Severance Benefits set forth in Paragraph 1 below, and (ii) all other terms and conditions offered to the Executive in this Agreement shall expire and no longer be capable of being accepted; and

WHEREAS, the Company advised the Executive to consult with an attorney of her own choosing prior to executing this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties agree as follows:

1. Severance Benefits. Provided the Executive timely signs and returns this Agreement no earlier than her Termination Date but no later than February 14, 2013, and does not revoke this Agreement, the Company will provide her, subject to the terms and conditions set forth in Attachment A, the following severance benefits (the “Severance Benefits”):

(a) Severance Pay Award. The Company will issue to the Executive an award of $300,000 in restricted stock units (the “Severance Pay Award”) under the Company’s 2007 Stock Incentive Plan, as amended, with each such restricted stock unit representing the right to receive one share of Common Stock. The Severance Pay Award shall consist of that number of restricted stock units equal to $300,000, divided by the closing stock price for shares of Common Stock on the Nasdaq Global Select Market as of the last business day prior to the Termination Date. The Severance Pay Award will vest on the eighth (8th) day after the Executive’s execution and timely return of this Agreement (provided she has not revoked her acceptance of the Agreement). In addition, your signature below indicates your agreement that all applicable taxes and withholdings with respect to the Severance Pay Award will be satisfied by your irrevocable election to “sell to cover” an appropriate number of shares of Common Stock through your Company E-Trade account (or other brokerage account with a broker chosen by the Company). If the Executive revokes her acceptance of this Agreement, then the Severance Pay Award shall be forfeited immediately and automatically to the Company without any further action by the Executive.

(b) Pro-Rata Annual Bonus. Although not otherwise eligible, the Company will pay to the Executive a pro-rata fiscal 2012 executive incentive plan bonus payment based on the nine (9) full months worked in fiscal year ending March 31, 2013. The actual bonus amount will be determined by the Compensation Committee in its sole and absolute discretion following the Company’s filing of its Annual Report on Form 10-K with the Securities and Exchange Commission and paid, less all applicable taxes and withholdings, in accordance with plan terms.

(c) Grant of Restricted Stock Units. On or prior to December 28, 2012, the Compensation Committee will have granted to the Executive 38,800 restricted stock units under the Company’s 2007 Stock Incentive Plan, as amended (the “RSU Award”), with each such restricted stock unit representing the right to receive one share of Common Stock. The RSU Award will vest on the eighth (8th) day after the Executive’s execution and timely return of this Agreement (provided she has not revoked her acceptance of the Agreement).

In addition, your signature below indicates your agreement that all applicable taxes and withholdings with respect to the RSU Award will be satisfied by your irrevocable election to “sell to cover” an appropriate number of shares of Common Stock through your Company E-Trade account (or other brokerage account with a broker chosen by the Company). If the Executive revokes her acceptance of this Agreement, then the RSU Award shall be forfeited immediately and automatically to the Company, without the payment of any consideration to the Executive or any further action by the Executive.

(d) Acceleration and/or Extension of Certain Option Grants.

(i) Acceleration of Outstanding Options. The Compensation Committee has approved that on the eighth (8th) day after the Executive’s execution and timely return of the Agreement (provided she has not revoked her acceptance of the Agreement), the Executive shall become fully vested in all of the 58,000 options to purchase shares of Common Stock that remain unvested from the Executive’s: (x) September 26, 2011 option grant, of which 20,000 options remained unvested; and (y) May 9, 2012 option grant, of which 38,000 options remain unvested, pursuant to the Company’s 2007 Stock Incentive Plan, as amended.

(ii) Extension of Option Exercise Dates. The Compensation Committee has approved that on the eighth (8th) day after the Executive’s execution and timely return of the Agreement (provided she has not revoked her acceptance of the Agreement), the Executive’s period to exercise: (x) the 1,333 vested options granted on April 26, 2007 shall remain exercisable until March 1, 2014, (y) the 30,000 vested options granted on September 26, 2011 shall remain exercisable until March 1, 2014, and (z) the 38,000 vested options granted on May 9, 2012 shall remain exercisable until March 1, 2014, unless the exercise period is terminated earlier in accordance with section (g) of this Paragraph 1 or in accordance with the terms of the applicable governing plan document.

(e) COBRA Continuation. Provided the Executive is eligible for and timely elects to continue receiving group medical insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq. and for so long as she does not become eligible for coverage under another group health plan maintained by a subsequent employer, for a period of up to twelve (12) months following the Termination Date, the Company shall pay the share of the premium for family health and family dental coverage that is paid by the Company for active and similarly situated employees who receive the same type of coverage; provided, however, that (i) the Company and the Executive mutually agree that if such payments by the Company would cause the Company to be subject to material tax liability or penalties, the parties will make reasonable efforts to restructure the arrangement consistent with the intent of this provision so as to avoid such adverse tax consequence, and (ii) to the extent such benefits cannot be provided to non-employees, then the Executive will receive the cash equivalent thereof, based on the cost thereof to the Company, paid proportionately over a twelve (12) month period. All other Company benefits will end on the Termination Date.

(f) Outplacement. The Company will provide the Executive with executive outplacement services with the firm of Lee Hecht Harrison. All costs for the services will be paid by the Company provided the Executive initiate use of the services by June 30, 2013.

(g) Ability to Terminate Payments. In the event the Executive is in breach of or violates any provision of this Agreement, including but not limited to the post-employment obligations set forth in Paragraphs 5, 6 and 7, the Company shall have the right to immediately cease making any remaining payments or providing benefits to the Executive pursuant to this Agreement. Executive further agrees that if any remaining payments or benefits cease pursuant to this section (g) of Paragraph 1, the Release of Claims set forth in Paragraph 2 shall remain in full force and effect and that to the extent the Executive has not exercised outstanding options with the Company, such ability to exercise such options will terminate immediately and automatically as of the date the Company notifies the Executive in writing of such termination. Such written notification will be mailed to the Executive’s last known address in the Company’s records.

2. Release of Claims. (a) In consideration of the Severance Benefits, which the Executive acknowledges she would not otherwise be entitled to receive, the Executive hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that the Executive ever had or now has against any or all of the Released Parties, including, but not limited to, any and all claims arising out of or relating to the Executive’s employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; all claims arising out of the Massachusetts Fair Employment Practices Act., Mass. Gen. Laws ch. 151B, § 1 et seq., the Massachusetts Civil Rights Act, Mass. Gen. Laws ch. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, Mass. Gen. Laws. ch. 93, § 102 and Mass. Gen. Laws ch. 214, § 1C, the Massachusetts Labor and Industries Act, Mass. Gen. Laws ch. 149, § 1 et seq., Mass. Gen. Laws ch. 214, § 1B (Massachusetts right of privacy law), the Massachusetts Maternity Leave Act, Mass. Gen. Laws ch. 149, § 105D, and the Massachusetts Small Necessities Leave Act, Mass. Gen. Laws ch. 149, § 52D, all as amended; all claims arising out of the Wisconsin Fair Employment Act, Wis. Stat. § 111.31 et seq., the Wisconsin Family and Medical Leave Act, Wis. Stat. § 103.10 et seq., and the Wisconsin Business Closing Law, Wis. Stat. § 109.07, all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract (including, without limitation, all claims arising out of or related to the Executive’s Offer Letter and the Executive Agreement; all claims to any non-vested ownership interest in the Company, contractual or otherwise; and any claim or damage arising out of the Executive’s employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above.

(b) The only claims not being waived, released and discharged by this Paragraph 2 are those that are not waivable as a matter of applicable law; any claims the Executive may have for wrongful act or omission occurring after the date the Executive signs this Agreement; any claims the Executive may have to government-sponsored and administered benefits such as unemployment insurance, state disability insurance and paid family leave insurance benefits; and any benefits that vested on or prior to the Termination Date pursuant to a written benefit plan sponsored by the Company and governed by the federal law known as “ERISA.”

(c) Nothing in this Agreement prevents the Executive from filing a charge with, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency (except that she acknowledges that she may not recover any monetary benefits in connection with any such claim, charge or proceeding).

3. Business Expenses and Compensation. The Executive acknowledges that she has been reimbursed by the Company for all business expenses incurred in conjunction with the performance of her employment and that no other reimbursements are owed to her. The Executive further acknowledges that she has received payment in full for all services rendered in conjunction with her employment by the Company and that no other compensation is owed to her except as provided in this Agreement.

4. Return of Company Property The Executive confirms that she has returned to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc.), Company identification, Company vehicles and any other Company-owned property in her possession or control and has left intact all electronic Company documents, including but not limited to those that the Executive developed or helped to develop during her employment. Other than with respect to computer accounts or professional subscriptions in the Company’s name for the Executive’s benefit, the Executive further confirms that she has cancelled all other accounts for her benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts. With respect to such computer accounts or professional subscriptions, if any, the Executive further agrees to work with the Company to make sure that such computer accounts or professional subscriptions are cancelled as soon as practicable after the Termination Date.

5. Continuing Obligations. The Executive acknowledges and reaffirms her obligations as set forth in the American Superconductor Corporation Employee Nondisclosure and Developments Agreement dated July 17, 2000.

6. Additional Post-Employment Obligations. In consideration of the Severance Benefits, the Executive agrees to abide by the following post-employment obligations:

(a) Noncompetition. For the period commencing on Termination Date and ending on December 31, 2013 (the “Restricted Period”), and subject to the limitations set forth in this Paragraph 6, the Executive agrees that she shall not, directly or indirectly, either individually or as an employee, agent, partner, shareholder, owner, trustee, beneficiary, co-venturer, distributor, consultant or in any other capacity or through any affiliate, family member or otherwise, anywhere in the United States of America, China or Austria, participate in, provide assistance to, or have a financial or other interest in any Competing Enterprise defined in Section d below. The ownership of less than a one percent (1%) interest in a Competing Enterprise whose shares are traded on a recognized stock exchange or traded on the over-the-counter market shall not be deemed to constitute financial participation by the Executive in a Competing Enterprise.

(b) Non-solicitation. (a) The Executive agrees that during the Restricted Period she will not:

(i) contact, solicit or service any customers or prospective customer of the Company that were solicited or served on behalf of the Company during the Executives employment (hereafter “Active Customers”);

(ii) directly or indirectly request or advise Active Customers or suppliers, vendors or other business contacts of the Company who currently have, or have had, business relationships with the Company during the Executives employment, to withdraw, curtail or cancel any of their business or relations with the Company;

(iii) directly or indirectly induce or attempt to induce any employee or contractor of the Company whom the Executive had contact during her employment with the Company to terminate its, his or her relationship or breach its, his or her agreements with the Company.

(c) Nothing in this Agreement shall otherwise prohibit any future employer of the Executive from hiring employees or contractors of the Company without the Executive’s involvement, aid, assistance or counsel. It shall not be a violation of this provision if such future employer hires employees or contractors who respond to a general solicitation provided that the Executive had no involvement with such person’s response to the advertisement and the future employer’s hiring decision.

(d) For purposes of this Paragraph 6, “Competing Enterprise” shall have the following meaning: any business or organization engaged, directly or indirectly, in the design, development, ownership, manufacture, sourcing, licensing, sale, operation or provision of power electronics or superconductor-based products or services, including, but not limited to, any actual or planned business or activity as conducted or planned to be conducted during the term of the Executive’s employment with the Company.

(e) The Executive agrees that any breach of the terms of this Paragraph 6 would result in irreparable injury and damage the Company for which the Company would have no adequate remedy at law. The Executive therefore also agrees that in the event of any such breach or any threat of breach, in addition to any other remedies available at law or in equity, the Company shall be entitled to seek immediate injunctive relief, without having to post a bond or other security, and to recover all costs and expenses incurred by the Company, including reasonable attorneys’ fees and costs, in the event that the Company prevails in connection with such action. The terms of this Paragraph 6 shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to, the recovery of damages from the Executive. The Executive further agrees that the covenants set forth in this Paragraph 6 are reasonable and valid, and the Executive waives all defenses to the strict enforcement thereof.

7. Non-Disparagement. The Executive understands and agrees that, as a condition of the Severance Benefits described herein she shall not make any false, disparaging or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client or customer of the Company regarding the Company or any of its current or former directors, officers, employees, agents or representatives or about the Company’s business affairs or financial condition.

8. Representations and Warranties. The Executive represents and warrants that while she was employed by the Company she complied with all of the Company’s policies and practices in effect from time to time and that all of the actions taken by her on behalf of the Company or in furtherance of its business were in compliance with all applicable laws and regulations. The Executive further warrants and represents that she is not aware of any conduct that could give rise to any liability of the Released Parties.

9. Continued Assistance. The Executive agrees that during the time period she is receiving the Severance Benefits stated in this Agreement, he will provide all reasonable cooperation to the Company, including but not limited to, assisting the Company in transitioning her job duties, assisting the Company in defending against and/or prosecuting any litigation or threatened litigation, and performing any other tasks as reasonably requested by the Company. The Company agrees to reimburse the Executive for reasonable business expenses incurred in such cooperation and to be reasonable in its requests for assistance.

10. Amendment. This Agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

11. Waiver of Rights. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

12. Validity. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

13. Acknowledgments. The Executive acknowledges that she has been given at least forty-five (45) days to consider this Agreement, including Attachments A and B, and that the Company advised her to consult with an attorney of her own choosing prior to signing this Agreement. Executive understands that she may revoke the Agreement for a period of seven (7) days after she signs this Agreement by notifying John W. Powell, Esq., Vice President and General Counsel, in writing, and the Agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period. Executive understands and agrees that by entering into this Agreement, she is waiving any and all rights or claims she might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that she has received consideration beyond that to which you were previously entitled.

14. Eligibility for Severance Program. Attached to this Agreement as Attachment B is a description of (i) any class, unit or group of individuals covered by the program of enhanced severance benefits and any applicable time limits regarding such enhanced severance benefit program; and (ii) the job title and ages of all individuals eligible or selected for such enhanced severance benefit program, and the ages of all individuals in the same job classification or organizational unit who are not eligible or who were not selected for such enhanced severance benefit program. As the Executive was party to the Executive Agreement with the Company, she shall only receive benefits in accordance with this Agreement and not in accordance with the plan.

15. Nature of Agreement. The Executive understands and agrees that this Agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company, or the Executive.

16. Voluntary Assent. The Executive affirms that no other promises or agreements of any kind have been made to or with her by any person or entity whatsoever to cause her to sign this Agreement, and that she fully understands the meaning and intent of this Agreement. The Executive states and represents that she has had an opportunity to fully discuss and review the terms of this Agreement with an attorney. The Executive further states and represents that she has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs her name of her own free act.

17. Applicable Law. This Agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. The Executive hereby irrevocably submits to and acknowledges and recognizes the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in Massachusetts (which courts, for purposes of this Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Agreement or the subject matter thereof.

18. Entire Agreement. This Agreement contain and constitute the entire understanding and agreement between the parties hereto with respect to the Executive’s severance benefits and the settlement of claims against the Company and cancel all previous oral and written negotiations, agreements, commitments and writings in connection therewith, including, without limitation, the Offer Letter and the Executive Agreement. Nothing in this paragraph, however, shall modify, cancel or supersede the Executive’s obligations set forth in Paragraphs 5 and 6 above.

19. Tax Consequences; Section 409A. The parties intend that the payments and benefits hereunder be exempt from or comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (together with Treasury Regulations and other written guidance, “Section 409A”). The Company makes no representation or warranty and shall have no liability to the Executive or any other person as to the tax consequences of payments or benefits hereunder, including liability that may arise if any provisions of this Agreement and the attachments hereto are determined to constitute deferred compensation subject to Section 409A but do not satisfy the conditions of such section.

AMERICAN SUPERCONDUCTOR CORPORATION

By:	/s/ Daniel P. McGahn	January 2, 2013
	Daniel P. McGahn	Date
President and Chief Executive Officer

SUSAN J. DICECCO

	/s/ Susan J. DiCecco	January 2, 2013
Date

ATTACHMENT A

PAYMENTS SUBJECT TO SECTION 409A

1. Subject to this Attachment A, any Severance Benefits that may be due under the Agreement to which this Attachment A is attached shall begin only upon the date of the Executive’s “separation from service” (determined as set forth below) which occurs on or after the cessation of her employment. The following rules shall apply with respect to distribution of the Severance Benefits, if any, to be provided to the Executive under the Agreement, as applicable:

(a) It is intended that each installment of the Severance Benefits under the Agreement shall be treated as a “separate payment” for purposes of Section 409A . Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments except to the extent specifically permitted or required by Section 409A.

(b) If, as of the date of the Executive’s “separation from service” from the Company, she is not a “specified employee” (within the meaning of Section 409A), then each installment of the Severance Benefits shall be made on the dates and terms set forth in the Agreement.

(c) If, as of the date of the Executive’s “separation from service” from the Company, she is a “specified employee” (within the meaning of Section 409A), then:

(i) Each installment of the Severance Benefits due under the Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the Executive’s separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A; and

(ii) Each installment of the Severance Benefits due under the Agreement that is not described in this Attachment A, Section 1(c)(i) and that would, absent this subsection, be paid within the six-month period following her “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following her separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the Executive’s second taxable year following the taxable year in which the separation from service occurs.

2. The determination of whether and when the Executive’s separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Attachment A, Section 2, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

3. The Company makes no representation or warranty and shall have no liability to the Executive or to any other person if any of the provisions of the Agreement (including this Attachment) are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.

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ATTACHMENT B

OLDER WORKERS BENEFIT PROTECTION ACT

NOTICE TO EMPLOYEES

Based on current and projected industry outlook, Company Management needs to enhance liquidity and reduce operating costs. As a result, your employment with the Company is being terminated and you have been selected to receive an offer of enhanced severance benefits in exchange for signing a release and waiver of claims. In selecting you for termination and eligibility for this enhanced severance program, the Company considered its needs, the position you held, your skill set and individual performance. In connection with the enhanced severance program, you are being provided with information as to: (i) any class, unit or group of individuals terminated and covered by such program, any eligibility factors for such termination and, therefore, eligibility for such program, and any time limits applicable to such program; and (ii) the job title and ages of all individuals terminated and, therefore, eligible or selected for the program, and the ages of all individuals in the same job classification or organizational unit who are not terminated and, therefore, are not eligible or selected for the program.

The Company determined that all employees in the classes, units or departments in the chart below would be eligible for the enhanced severance program. All persons who are being terminated in connection with this action have been selected for the program and their job titles and ages have been indicated in the chart below. The job titles and ages of individuals who were not selected for the program are also indicated in the below chart.

Employees who were selected and are age forty and over shall have forty-five (45) days to consider the Company’s enhanced severance offer and may revoke their agreement to participate in the enhanced severance program within seven (7) days of their execution of such an agreement. Employees who were selected and are under age forty shall have at least seven (7) days to consider the Company’s enhanced severance offer and do not have a right of revocation.

See Attached Chart

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Massachusetts

Class/Unit/ Department	November 28, 2012 Job Title and Ages of Employees Selected	Job Title and Ages of Employees Not Selected

Manufacturing	Senior Technician - 54	Senior Technician - 51, 70, 47, 54, 38
	Senior Equipment Maintenance Technician - 60	Buyer - 56
	Materials Manager - 54	Senior Technical Staff - 40
	Manufacturing Technician - 61	Senior Principal Engineer - 54
	Senior Quality Manager - 55	Mechanical Design Engineer - 51
	Senior Quality Inspector - 60	Field Service Engineer - 48
	Principal Equipment Engineer - 57	Process Engineer - 39
	Master Technician - 56	Chief Maintenance Specialist - 69, 48
	Associate Engineer - 37	Engineer - 45
	Principal Equipment Engineer - 61	Principal Engineer - 52
	Manufacturing Technician - 56	Facilities Manager - 54
Master Technician - 28
Technical Manager - 49
Technician - 45, 34
Manager Manufacturing - 43
Principal Engineer - 48

Projects	Senior Program Manager - 60	Director Superconductor Development Projects - 44
Senior Vacuum Engineer - 61
Program Manager - 51
Executive VP Gridtec Solutions - 57
Senior Technical Staff Engineer - 64
Managing Director Programs - 59
Senior Technical Staff Engineer - 48

Engineering	Senior Mechanical Design Engineer - 50	Chief Engineer AMSC Superconductors - 63
	Senior Technician - 63, 59, 52	Principal Engineer - 39
	Senior Technical Manager - 52	Senior Technical Manager - 54
Master Technician - 53
Senior Technical Staff Engineer - 53, 54
Senior Technician - 52

Sales & Marketing/ Investor Relations	Senior Marketing Coordinator - 27	Strategic Marketing Manager - 31
	VP Marketing & Communications*** - 39	Regional Sales Manager - 66
Managing Director Product Line Manager Generator - 61
Regional Sales Manager - 47
Communications Manager - 31

Legal	Intellectual Property Paralegal - 64	Contracts Manager - 48
VP General Counsel - 47
Assistant General Counsel - 42

Massachusetts

Class/Unit/ Department	November 28, 2012 Job Title and Ages of Employees Selected	Job Title and Ages of Employees Not Selected

Finance & Accounting	Accounts Payable Manager - 56	Senior Financial Analyst - 29
Business Unit Controller - 53
Accounts Payable Coordinator - 57, 47
Director Financial Systems - 40
Senior VP Chief Financial Officer - 51
VP Corporate Controller - 52
VP Finance Operations - 40
Assistant Controller - 40
Tax Manager - 54
Payroll Accountant - 65
Director Internal Audit - 55
Executive Finance Secretary - 54
Staff Accountant - 58

Administration		Executive Assistant to CEO - 47
Managing Director Government / Marine Business Development - 56

Information Technology		Global Network Engineer - 45
Senior System Administrator - 27
Business Analyst - 50
IT Service Delivery Manager - 44
Senior Business Technology Analyst - 35
Managing Director IT & Supply Chain Management - 50

Human Resources	Global Process Owner & HR Business Partner - 34	Director World Wide Human Resources - 60
	Corporate Receptionist - 47	Senior Human Resources Generalist - 36
Global Human Resources Administrator** - 30
Senior VP Corporate Administration*** - 61

Environmental Health & Safety	Principal EH&S Engineer* - 51	Director Global EH&S/Security - 61

* anticipated end date of 1/18/2013
** anticipated end date of 2/15/2013
*** individual is subject to executive severance agreement